Exhibit 3.11

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RADIOSHACK MERCHANDISING L.P.

All of the partners of RadioShack Merchandising L. P. (the “Limited Partnership”), formed and existing under the Texas Revised Uniform Limited Partnership Act, DO HEREBY CERTIFY THAT:

1.	The name of the Limited Partnership is Ignition L.P.

2.	The Limited Partnership’s principal business address in Texas is 701 Brazos Street, Suite 1050, Austin, Texas 78701-3232. The Limited Partnership’s registered agent at that address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company

3.	The records of the Limited Partnership will be kept at 350 North Henderson Street, Fort Worth, Texas 76102-1950,

4.	The name and address of the sole general partner of the Limited Partnership is:

NAME	ADDRESS
RadioShack Corporation	300 RadioShack Circle, MS CF4-101 Fort Worth, TX 76102-1964

In witness whereof, the undersigned, constituting the sole general partner of the Limited Partnership, has caused this Certificate of Amendment to be duly executed and be effective as of the 10th day of February, 2009.

RadioShack Corporation General Partner

By:	/s/ James F. Gooch
James F. Gooch
Executive Vice President and
Chief Financial Officer

Reviewed by
RadioShack Legal